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                                                                     EXHIBIT 2.4

                  AMENDMENT, TERMINATION AND RELEASE AGREEMENT


         THIS AMENDMENT, TERMINATION AND RELEASE AGREEMENT is entered into on November 25, 1998 by and among ESCALADE, INCORPORATED, an Indiana corporation ("Escalade"), INDIAN INDUSTRIES, INC., an Indiana corporation ("Indian"), Harvard Sports, Inc., a California corporation ("Harvard", and together with Indian, collectively, the "Selling Parties"), SPORTCRAFT, LTD., a Delaware corporation ("Parent") and JEN SPORTS, INC., a Delaware corporation ("Buyer ").

         WHEREAS, Escalade, the Selling Parties, Parent and Buyer are the Parties to that certain Asset Purchase Agreement dated as of June 26, 1996, as amended on July 2, 1998 (the "Asset Purchase Agreement");

         WHEREAS, the parties mutually agree that the sale by Escalade and the Selling Parties of the assets of Escalade Sports and the related transactions contemplated by the Asset Purchase Agreement will not be completed on the terms set forth in the Asset Purchase Agreement;

         WHEREAS, the Parties also mutually agree that they have not and will not be able to agree on revised terms and conditions to the Asset Purchase Agreement that would allow the sale of the Escalade Sports assets to proceed on a mutually satisfactory basis; and

         WHEREAS, the Parties mutually desire to enter into this Amendment, Termination and Release Agreement to reflect their agreement on the terms and conditions upon which the Asset Purchase Agreement is to be terminated;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

         1. DEFINITIONS. (A) All capitalized terms used in this Amendment, Termination and Release Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

            (B) The term "Confidentiality Agreements" means those certain letter agreements with respect to confidentiality (i) dated as of January 20, 1998 between Bain Capital, Inc. and Escalade's financial advisor, and (ii) dated as of October 2, 1998 between Sportcraft and Escalade.



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         2. AMENDMENT TO SECTION 10.2 OF THE ASSET PURCHASE AGREEMENT. Section
10.2 of the Asset Purchase Agreement is hereby deleted in its entirety and replaced by the following new Section 10.2:

         "10.2 EFFECT OF TERMINATION. Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate without any Liability of any Party to any other Party (other than the obligation of the parties to bear their own costs and expenses pursuant to Section 11.11(a)), and such termination shall relieve each Party and each of their respective affiliates from any and all Liability arising from or relating to any Party's breach of this Agreement or the Confidentiality Agreements at or prior to such termination, including liability for any claim by Escalade and the Selling Parties for any consequential, incidental or special damages, or for damages arising out of the termination of this Agreement, or relating directly or indirectly to any sale of or the failure to sell (or any other business combination, recapitalization or similar fundamental transaction or proposal involving) the Business or the Acquired Assets or any equity securities of Escalade or any of its Subsidiaries.

                  Sportcraft and Buyer agree that each of them, and their respective affiliates or Representatives (as defined in the Confidentiality Agreements) shall, after the date of such termination, be bound by the provisions of the Confidentiality Agreements for the time period set forth therein, and that the termination of this Agreement does not relieve any of them from any liability arising from or relating to any breach of the Confidentiality Agreements after the date of such termination, or with respect to any claims arising under the Confidentiality Agreements with respect to lost sales by Escalade and/or the Selling Parties in 1998 to The Sports Authority, Sears, or Wal-Mart; PROVIDED, HOWEVER, that any such claims by Escalade and/or the Selling Parties for lost sales shall not in any way include any damages directly or indirectly resulting from the termination of this Agreement, or from the sale of or the failure to sell Escalade, any of its Subsidiaries, the Business, the Acquired Assets, or any equity securities of Escalade or any of its Subsidiaries, or from any decline in the value of Escalade, any of its Subsidiaries, the Business, or the Acquired Assets relating to such termination, sale or the failure of such sale.

                  Escalade and the Selling Parties hereby waive and release any and all claims that any of them may have with respect to any breach or alleged breach of the Confidentiality Agreements by Sportcraft, Buyer or their respective affiliates or Representatives (as defined in the Confidentiality Agreements) prior to the date of such termination; PROVIDED, HOWEVER, that such waiver and release shall not be deemed to relate to any claims arising under the Confidentiality Agreements with respect to lost sales by Escalade and/or the Selling Parties in 1998 to The Sports Authority, Sears, or Wal-Mart, or with respect to acts or omissions occurring after the date of such termination; PROVIDED, FURTHER, that any such claims by Escalade and/or the Selling Parties for lost sales shall not in any way include any damages directly resulting from the termination of

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         this Agreement, or from the sale of or the failure to sell Escalade, any of its Subsidiaries, the Business, the Acquired Assets, or any equity securities of Escalade or any of its Subsidiaries, or from any decline in the value of Escalade, any of its Subsidiaries, the Business, or the Acquired Assets relating to such termination, sale or the failure of such sale.

                  Nothing herein is intended or shall be construed to be an admission of any breach of the Confidentiality Agreements."

         3. TERMINATION OF ASSET PURCHASE AGREEMENT. The Asset Purchase Agreement is hereby terminated by mutual agreement of the Parties pursuant to
Section 10.1(a) thereof.

         4. AGREED CONSEQUENCES OF MUTUAL TERMINATION. In addition to the provisions of Section 10.2 of the Asset Purchase Agreement, as amended by this Amendment, Termination and Release Agreement ("Amended Section 10.2"), the Parties agree that by virtue of their mutual agreement to terminate the Asset Purchase Agreement pursuant to Section 10.1(a):

            (A) each Party shall bear its own costs and expenses pursuant to
            Section 11.11(a), it being understood and agreed that Escalade will bear the expense set forth in Section 5.6 of the Asset Purchase Agreement;

            (B) the following provisions of the Asset Purchase Agreement will not apply: the last sentence of Section 11.9; Sections 11.11 (b) through (e); Section 11.14; and Section 11.15;

            (C) except as permitted by Amended Section 10.2, no Party will make any claim or bring any legal action of any type in any forum to seek any remedies (whether set forth in those sections of the Asset Purchase Agreement referred to in clause (B) above or otherwise) with respect to the Asset Purchase Agreement, the termination thereof, the Confidentiality Agreements, any sale of or the failure to sell the Business or the Acquired Assets or any equity securities of Escalade or any of its Subsidiaries, or any of the matters raised in the correspondence that the Parties have heretofore exchanged;

            (D) the Parties hereby forever release, acquit and discharge each other, their respective subsidiaries, officers, agents, employees, assigns and successors, from any and all past and present, now known or hereafter discovered, causes of action, demands or liabilities, both in law and in equity, with respect to any and all matters, transactions, acts or events resulting from or in any way connected with or related, directly or indirectly, to the Asset Purchase Agreement, the termination thereof, the Confidentiality Agreements, any sale of or the failure to sell the Business or the Acquired Assets or any equity securities of Escalade or any of its Subsidiaries, or any of the matters raised in the correspondence that the Parties

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            have heretofore exchanged; PROVIDED, HOWEVER, that such release and waiver shall not be deemed to relate to such claims arising under the Confidentiality Agreements as are preserved by the terms of Amended Section 10.2; and

            (E) Sportcraft and Buyer waive and release any and all rights, powers and interests in the Irrevocable Proxies and such Irrevocable Proxies are hereby terminated.

         5. EFFECTIVE DATE OF TERMINATION. This Amendment, Termination and Release Agreement takes effect immediately upon the date hereof and the Asset Purchase Agreement is hereby terminated without additional notice or any further action by the Parties.

         6. COMPROMISE NEGOTIATIONS. Any and all communications between the Parties during the period from September 10, 1998 through and including the date of this Amendment, Termination and Release Agreement are hereby deemed to be "Compromise Negotiations" within the meaning of Rule 408 of the Federal Rules of Evidence.

         7. RETURN OF INFORMATION. In connection with the termination of the Asset Purchase Agreement and as provided for in the Confidentiality Agreements, the parties further agree that Escalade has hereby requested that all Information (as defined in the Confidentiality Agreements) be promptly returned to Escalade, that no copies be retained by Sportcraft, JEN Sports, Bain Capital or any of Sportcraft's Representatives, and that any portion of the Information that consists of reports, analyses, compilations, studies or information developed or prepared by or for Sportcraft, JEN Sports, Bain Capital or Sportcraft's Representatives that include, incorporate, refer to, reflect or are based upon (in whole or in part) the Information shall be promptly destroyed.

         8. ENTIRE AGREEMENT. This Amendment, Termination and Release Agreement sets forth the entire understanding between the parties related to the subject matter hereof and supersedes all prior written or oral agreements or understandings, other than the Asset Purchase Agreement as amended and modified by the terms hereof. Each of the Parties is represented by its own counsel and no Party nor its principals are relying on any statements or promises from any other Party or its representatives other than those contained in this Amendment, Termination and Release Agreement.

         9. GOVERNING LAW. This Amendment, Termination and Release Agreement will be governed by and interpreted in accordance with the internal laws of the State of Delaware without regard to its principles of conflict of laws.



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            IN WITNESS WHEREOF, the parties hereto set their hands to this
Amendment, Termination and Release Agreement as of the date set forth above.

ESCALADE, INCORPORATED                  SPORTCRAFT, LTD.


By: /s/ JOHN R. WILSON                  By: /s/ FRANK GINOLFI
    --------------------------              --------------------------
Print Name: John R. Wilson              Print Name: Frank Ginolfi
            ------------------                      ------------------
Title: V.P. & CFO                       Title: Sr. V.P - CFO
       -----------------------                 -----------------------

INDIAN INDUSTRIES, INC.                 JEN SPORTS, INC.


By: /s/ JOHN R. WILSON                  By: /s/ FRANK GINOLFI
    --------------------------              --------------------------
Print Name: John R. Wilson              Print Name: Frank Ginolfi
            ------------------                      ------------------
Title: SECRETARY                        Title: Sr. V.P - CFO
       -----------------------                 -----------------------


HARVARD SPORTS, INC.


By: /s/ JOHN R. WILSON
    --------------------------
Print Name: John R. Wilson
            ------------------
Title: SECRETARY
       -----------------------

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